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Exhibit 3

Comptroller of the Currency
Administrator of National Banks
Washington, D.C. 20219

Comptroller of the Currency
Treasury Department of the United States
Washington, D.C.

WHEREAS, LaSal1e Bank National Association, located in Chicago, Illinois, being a national banking association, organized under the statutes of the United States, has made application for authority to act as fiduciary;

AND WHEREAS, applicable provisions of the statutes of the United States authorize the grant of such authority.

NOW THEREFORE, I hereby certify that the said association is authorized to act in all fiduciary capacities permitted by such statutes.

IN TESTIMONY WHEREOF, witness my signature and seal of the OCC this 30th day of April, 1999

      /s/ David J. Rogers
David J. Rogers
National Bank Examiner

(Seal)
CHARTER NUMBER
14362